                                                                      EXHIBIT 11


                           HORIZON HEALTH CORPORATION

                       COMPUTATIONS OF EARNINGS PER SHARE

                                                                   YEARS ENDED AUGUST 31,
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                            2002           2001            2000
                                                          --------       --------        --------
BASIC

  Net income                                              $  8,924       $  6,791        $  7,067
  Weighted average shares outstanding (basic)                5,386          5,615           6,370
  Basic earnings per share                                $   1.66       $   1.21        $   1.11
                                                          ========       ========        ========

DILUTED

  Net income                                              $  8,924       $  6,791        $  7,067
  Weighted average shares outstanding (basic)                5,386          5,615           6,370
  Effect of dilutive securities (warrants and options)         503 (1)        262 (1)         235 (1)
                                                          --------       --------        --------
  Weighted average shares outstanding (diluted)              5,889          5,877           6,605
  Diluted earnings per share                              $   1.52       $   1.16        $   1.07
                                                          ========       ========        ========

(1) During 2002, 2001, and 2000 certain options to acquire common stock were not included in certain computations of EPS because the option exercise price was greater than the average market price of the common shares. The options excluded by quarter are as follows:

         QUARTER ENDED              OPTIONS EXCLUDED          OPTION PRICE RANGE
        August 31, 2002                  4,870                 $14.80 - $23.75
          May 31, 2002                   4,000                      $23.75
       February 28, 2002                 4,000                      $23.75
       November 30, 2001                 4,670                 $13.50 - $23.75
        August 31, 2001                  4,000                      $23.75
          May 31, 2001                   87,250                 $8.92 - $23.75
       February 28, 2001                757,657                 $6.91 - $23.75
       November 30, 2000                805,859                 $5.50 - $23.75
        August 31, 2000                 770,432                 $6.91 - $23.75
          May 31, 2000                  775,337                 $6.91 - $23.75
       February 29, 2000                176,700                 $7.42 - $23.75
       November 30, 1999                772,910                 $6.91 - $23.75